Exhibit 99.1

FOR IMMEDIATE RELEASE

Itron Announces Chief Operating Officer Transition

LIBERTY LAKE, Wash. - May 4, 2015 - Itron, Inc. (NASDAQ: ITRI) announced today that John Holleran, the company’s executive vice president (EVP) and chief operating officer (COO), will be departing Itron effective the end of 2015. The company is conducting a search for candidates to fill the position. In the interim, Holleran will continue as EVP and COO of the company.

"John has provided solid leadership over the last two and a half years. During his tenure as COO, John was focused on positioning Itron for future growth and improved profitability. He has done a remarkable job developing comprehensive business strategies to grow this business and ensure that it is running as efficiently as possible," said Philip Mezey, Itron’s president and chief executive officer. “The board and I would like to thank John for all of his contributions. We wish him the best as he pursues other interests.”

"As Itron continues to focus on growth and profitability, we are seeking an EVP and COO that will bring strong leadership experience and have a substantial operational background to propel our company to its next phase of growth,” continued Mezey.

Holleran was named executive vice president and chief operating officer of Itron in January 2013. He joined Itron in January 2007 as senior vice president and general counsel. He was also Itron's corporate secretary. In January 2012, his duties shifted to focus primarily on special projects, board matters and corporate governance.

"Itron is great company with an exciting future, and I have enjoyed being a part of Itron’s leadership team during some of the most transformational years this company has seen," said Holleran. "I am committed to ensuring the momentum we have built around growth and profitability is sustained and to supporting Philip and the team for Itron’s long-term success."

2111 North Molter Road
Liberty Lake, WA 99019
1.800.635.5461
www.itron.com

About Itron
Itron is a world-leading technology and services company dedicated to the resourceful use of energy and water. We provide comprehensive solutions that measure, manage and analyze energy and water. Our broad product portfolio includes electricity, gas, water and thermal energy measurement devices and control technology; communications systems; software; as well as managed and consulting services. With thousands of employees supporting nearly 8,000 customers in more than 100 countries, Itron applies knowledge and technology to better manage energy and water resources. Together, we can create a more resourceful world.  Join us: www.itron.com.

For additional information, contact:

Itron, Inc.
Sharelynn Moore
Vice President, Corporate Marketing & Public Affairs
509.891.3524

Barbara Doyle
Vice President, Investor Relations
509.891.3443

2111 North Molter Road
Liberty Lake, WA 99019
1.800.635.5461
www.itron.com